    As filed with the Securities and Exchange Commission on January 26, 2001
                                                Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                ----------------
                                  PROXIM, INC.
             (Exact name of Registrant as specified in its charter)
                                ----------------

         Delaware                                              77-0059429
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                               510 DeGuigne Drive
                               Sunnyvale, CA 94086
                                 (408) 731-2700
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       1999 Nonstatutory Stock Option Plan
                          1995 Long-Term Incentive Plan
                        1993 Employee Stock Purchase Plan

                                 KEITH E. GLOVER
                           Chief Financial Officer and
                  Vice President of Finance and Administration
                                  PROXIM, INC.
                               510 DeGuigne Drive
                               Sunnyvale, CA 94086
                                 (408) 731-2700

                                    Copy to:
                             JEFFREY D. SAPER, ESQ.
                               ROBERT G. DAY, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (650) 493-9300

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Proposed           Proposed Maximum         Amount of
          Title of Each Class of                 Amount to be         Maximum Offering          Aggregate            Registration
       Securities to be Registered                Registered          Price Per Share         Offering Price            Fee(4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, per share           1,452,500             $ 28.6875(1)         $ 41,668,593.75          $ 10,417.15
   - 1999 Nonstatutory Stock Option Plan           1,547,500             $ 34.462 (2)         $ 53,329,945.00          $ 13,332.49
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, per share           2,000,000             $ 28.6875(1)         $ 57,375,000.00          $ 14,343.75
   - 1995 Long-Term Incentive Plan
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, per share             400,000             $ 24.3844(3)         $  9,753,760.00          $  2,438.44
   - 1993 Employee Stock Purchase Plan
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                              5,400,000                                  $162,127,298.75          $ 40,531.83
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(h) of Regulation C solely for the purpose of calculating the registration fee. The proposed aggregate offering price per share with respect to the 1,452,000 shares authorized and reserved for issuance under the 1999 Nonstatutory Stock Option Plan and the 2,000,000 additional shares authorized and reserved under the 1995 Long-Term Incentive Plan has been estimated to be the average of the high and low price reported in the Nasdaq National Market on January 25, 2001 (the "FMV").

(2) Estimated pursuant to Rule 457(h) of Regulation C solely for the purpose of calculating the registration fee. The proposed maximum offering price per share with respect to the 1,547,500 shares granted under the 1999 Nonstatutory Stock Option Plan has been estimated to be the weighted average per share exercise price (rounded to the nearest 1/10th of one cent) of the outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(3) Estimated pursuant to Rule 457(h) of Regulation C solely for the purpose of calculating the registration fee. The proposed maximum offering price per share with respect to the additional 400,000 additional shares authorized and reserved for issuance under the 1993 Employee Stock Option Plan has been estimated to be 85% of the average of the high and low price reported in the Nasdaq National Market on January 25, 2001 (the "FMV").

(4) Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which states that the fee shall be "$250 per $1 million" of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the aggregate offering or sales amount by 0.000250.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "SEC"):

     (a) The Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1999, as amended on January 26, 2001.

     (b) The Company's Current Report on Form 8-K, filed with the SEC on January 6, 2000, as amended on February 16, 2000 and January 26, 2001.

     (c) The Company's Quarterly Report on Form 10-Q filed with the SEC for the three months ended March 31, 2000, as amended on January 26, 2001.

     (d) The Company's Quarterly Report on Form 10-Q filed with the SEC for the three months ended June 30, 2000, as amended on January 26, 2001.

     (e) The Company's Quarterly Report on Form 10-Q filed with the SEC for the three months ended September 30, 2000, as amended on January 26, 2001.

     (f) The description of the Registrant's Common Stock to be offered hereby is contained in the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 21, 1993 pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the issuance of shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), Palo Alto, California. Jeffrey D. Saper, a member of WSGR, is a director and Secretary of the Registrant. As of the date of this Form S-8 Registration Statement, Mr. Saper beneficially owned approximately 3,700 shares of Registrant's Common Stock and options to purchase an aggregate of approximately 50,000 shares of the Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporations Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain conditions for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI of the Company's Bylaws provides for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

      Exhibit
      Number                             Description
      -------                            ------------
         5.1      Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the
                  legality of securities being registered.

        10.1      1999 Nonstatutory Stock Option Plan, as amended

        10.2      1995 Long-Term Incentive Plan, as amended

        10.3      1993 Employee Stock Purchase Plan, as amended

        23.1      Consent of PricewaterhouseCoopers L.L.P.

        23.2      Consent of Counsel (included in Exhibit 5.1)

        24.1      Power of Attorney (see page 6)

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Bylaws, indemnification agreements, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Proxim, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Sunnyvale, State of California, on January 25, 2001.

                             PROXIM, INC.

                             By: /s/ David C. King
                                 -----------------------------------------------
                                  David C. King,
                                  Chairman of the Board of Directors, President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below consulates and appoints David C. King and Keith E. Glover, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute, or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

   Signature                              Title                                   Date
   ---------                              -----                                   ----
/s/ David C. King            President and Chief Executive Officer,           January 25, 2001
--------------------------   (Principal Executive Officer), Chairman of
David C. King                the Board of Directors


/s/ Keith E. Glover          Chief Financial Officer, Vice President of       January 25, 2001
--------------------------   Finance and Administration (Principal
Keith E. Glover              Financial and Accounting Officer)


/s/ Raymond Chin             Director                                         January 25, 2001
--------------------------
Raymond Chin


/s/ Leslie G. Denend         Director                                         January 25, 2001
--------------------------
Leslie G. Denend


                             Director
--------------------------
Gregory L. Reyes


/s/ Jeffrey D. Saper         Director                                         January 25, 2001
--------------------------
Jeffrey D. Saper

                               INDEX TO EXHIBITS

      Exhibit
      Number                             Description
      -------                            ------------
         5.1      Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the
                  legality of securities being registered.

        10.1      1999 Nonstatutory Stock Option Plan, as amended

        10.2      1995 Long-Term Incentive Plan, as amended

        10.3      1993 Employee Stock Purchase Plan, as amended

        23.1      Consent of PricewaterhouseCoopers L.L.P.

        23.2      Consent of Counsel (included in Exhibit 5.1)

        24.1      Power of Attorney (see page 6)